Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2020, relating to the financial statements of Ampco-Pittsburgh Corporation, appearing in the Annual Report on Form 10-K of Ampco-Pittsburgh Corporation for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

May 13, 2021